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                                  UNITED STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549
                                   FORM  12b-25
                        Commission  File  Number:  01-28911
                           Notification  of  Late  Filing

(Check  one)
|X|  Form  10-K  |_|  Form  11-K  ||  Form  10-Q  |_|  Form  N-SAR
|_|  Form  10-KSB

For  Period  Ended:  September  30,  2002

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:  N/A
If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART  I
                             REGISTRANT  INFORMATION

                      NATIONAL HEALTHCARE TECHNOLOGY, INC.
                    ---------------------------------------
                            Full name of Registrant

                            _________________________
                            Former  Name  if  Applicable

                          20700  Ventura  Blvd.  Suite  227
                          -----------------------------
            Address  of  principal  executive  offices(Street  and  Number)

                        Woodland Hills, California 91364
                        --------------------------------
                            City, State and Zip Code

                                     PART  II

                             RULES  12b-25(b)  and  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) [ ] Yes [ ] No

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date.

[ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                    PART  III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's annual report on Form 10-KSB will be filed on or before the fifteenth calendar following the prescribed due date. The reason for the delay is that the Registrant is waiting for certain information from a third party.

                                     PART  IV
                                OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Charles  Smith    (818)          227-9494
-----------------------------------------------
(Name)         (Area  Code) (Telephone  Number)

Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [x] Yes [ ] No

Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [x] No

If so, attach an explanation of anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      NATIONAL HEALTHCARE TECHNOLOGY, INC.
                    ---------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  December  31,  2002         By:/s/  Charles  Smith
                                     -------------------
                                     Charles  Smith,  CFO

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
Intention misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)National Health WP


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